GraniteShares EFT Trust N-1A/A

Exhibit (d)(4)

INVESTMENT ADVISORY AGREEMENT

GraniteShares GSCI Cayman Limited
Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104,
Cayman Islands

March 30, 2017

GraniteShares Advisors LLC
30 Vesey Street, 9th Floor
New York, NY 10007

Dear Sirs:

We, the GraniteShares GSCI Cayman Limited, herewith confirm our agreement with you as follows:

1.	We are an exempted company organized under the laws of the Cayman Islands and are a wholly-owned subsidiary of GraniteShares ETF Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940 (the “Act”). We propose to engage in the business of investing and reinvesting our assets in securities and other financial instruments of the type and in accordance with the limitations specified in our Memorandum and Articles of Association, the Trust’s Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Act and any representations made in the Trust’s prospectus and Statement of Additional Information, all in such manner and to such extent as may from time to time be authorized by our Board of Trustees. We enclose copies of the documents listed above and will from time to time furnish you with any amendments thereof.

2.	(a)	We hereby employ you to manage the investment and reinvestment of our assets as above specified and, without limiting the generality of the foregoing, to provide management and other services specified below.

(b)	You will make decisions with respect to all purchases and sales of our portfolio securities and other financial instruments. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio securities and other financial instruments, you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might do with respect to such purchases, sales or other as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sale or other transactions.

(c)	You will report to our Board of Trustees at each meeting thereof all changes in our portfolio since the prior report, and will also keep us in touch with important developments affecting our portfolio and on your own initiative will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in our portfolio, the industries in which they engage, the other financial instruments held in the portfolio, or the conditions prevailing in the economy generally. You will also furnish us with such statistical and analytical information with respect to our portfolio securities and other financial instruments as you may believe appropriate or as we reasonably may request. In making such purchases and sales of our portfolio securities and other financial instruments, you will bear in mind the policies set from time to time by the Trust’s Board of Trustees as well as the limitations imposed by the Trust’s Declaration of Trust and Registration Statement under the Act and of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies.

(d)	It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, with the responsibility for the monitoring and oversight of such persons to be borne by you and the cost of performance of such duties to be borne and paid by you. No obligation may be incurred on our behalf in any such respect. During the continuance of this agreement at our request you will provide us persons satisfactory to our Board of Trustees to serve as our officers.

3.	We propose to retain the services of an administrator, transfer agent, custodian and certain other service providers, which shall be firms acceptable to you, to administer all aspects of our operations except those which are your responsibility pursuant to this agreement. We will bear the cost of and pay the fee of such service providers.

4.	It is further agreed that you shall be responsible for the portion of our net expenses (except interest, taxes, brokerage, expenditures which are capitalized in accordance with generally accepted accounting principles and extraordinary expenses, all to the extent permitted by applicable state law and regulation) incurred by us during each of our fiscal years or portion thereof that this agreement is in effect between us which, in any such year exceeds the limits applicable to us under the laws or regulations of any state in which our shares are qualified for sale (reduced pro rata for any portion of less than a year). We hereby confirm that, subject to the foregoing, we shall be responsible and hereby assume the obligation for payment of all our other expenses, including (a) payment of the fee payable to your under paragraph 6 hereof; (b) charges and expenses of our providers; (c) fees of directors who are not your affiliated persons; (d) legal and auditing expenses; (e) compensation of our officers, directors and employees who do not devote any part of their time to your affairs or the affairs of your affiliates other than us; (f) costs of printing our prospectuses and stockholder reports; (g) costs of proxy solicitation; (h) cost of maintenance of corporate existence; (i) interest charges, taxes, brokerage fees and commissions; (j) costs of stationery and supplies; (k) expenses and fees related to registration and filing with the Securities and Exchange commission and with state regulatory authorities; and (1) upon the approval of the Board of Trustees, costs of your personnel or your affiliates rendering clerical, accounting and other office services, and compliance services.

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(a)	We shall expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

(b)	In consideration of the foregoing, you shall be compensated pursuant to the investment advisory agreement between you and the Trust with respect to the management of the assets of our sole shareholder, and no additional payment shall be made by us to you.

5.	This agreement shall become effective on the date on which the Trust’s Registration Statement on Form N-1A relating to the Trust’s shares became effective and shall remain in effect for two years and may be continued for successive twelve-month periods (computed from each January 1), provided that the advisory agreement between you and the Trust is specifically approved at least annually by the Trust’s Board of Trustees or by majority vote of the holders of the outstanding voting securities of the Trust (as defined in the Act), and, in either case, by a majority of the Trust’s Board of Trustees who are not interested persons as defined in the Act, of any party to this agreement (other than as directors of our corporation), provided further, however, that if the continuation of such agreement is not approved, you may continue to render the services described herein in the manner to the extent permitted by applicable law. Upon the effectiveness of this agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities (as so defined) or by a vote of a majority of the Board of Trustees on 60 days’ written notice to you, or by you on 60 days’ written notice to us.

6.	This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

7.	Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees, who may also be a director, officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

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8.	This agreement shall be construed in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

GraniteShares GSCI Cayman Limited

By:	/s/
Tammy Jennissen, Authorized Signatory

For and on behalf of MaplesFS Directors Limited

Director

Agreed to and accepted as of the date first set forth above

GRANITESHARES ADVISORS LLC

By:	/s/
William Rhind CEO

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